Exhibit 99.1

December 10, 2025

COMPANY CONTACT:

FutureFuel Corp.

Roeland Polet

(870) 698-5608

www.futurefuelcorporation.com

FutureFuel Corp. Declares First Quarter 2026 Cash Dividend; Extends Share Repurchase Program

Batesville, AR. (December 10, 2025) – FutureFuel Corp. (NYSE: FF) ("FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced that it has declared its first quarter 2026 dividend, normal cash dividend of U.S. $0.06 per share, payable to shareholders of record on March 4, 2026. The dividend will be paid on March 18, 2026 FutureFuel also extended its previously authorized share repurchase program of up to $25 million for an additional 24 months to expire in March 2028.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers ("custom chemicals”), as well as multi-customer specialty chemicals ("performance chemicals”). FutureFuel's custom chemicals product portfolio includes proprietary intermediates for major chemical companies and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel. Please visit www.futurefuelcorporation.com for more information.

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